Exhibit 99.1

Cheetah Net Supply Chain Service Inc. Signs Definitive Agreements to Acquire TW & EW

IRVINE, December 2, 2024 (GLOBE NEWSWIRE) – Cheetah Net Supply Chain Service Inc. (“Cheetah” or the “Company”) (Nasdaq CM: CTNT) today announced that it has executed definitive agreements (the “Agreements”) for the acquisition (the “Acquisition”) of TW & EW Services Inc, a California-based labor and logistics service provider (“TW & EW”). The Acquisition is expected to close on or about December 4, 2024. With TW & EW’s integration, Cheetah expects to capitalize on additional service opportunities, and strengthen its position as a comprehensive supply chain solutions provider.

The total cost of the Acquisition includes a cash payment of $200,000 and a share consideration involving the issuance of Cheetah’s unregistered Class A common stock (the “Share Consideration”) valued at $800,000, with a per-share price at $1.704. Following the Acquisition, TW & EW will become a wholly owned subsidiary of the Company.

Tony Liu, Chairman and CEO, commented, “[w]ith the Agreements now executed, we look forward to closing the Acquisition and to integrating TW & EW’s operations into Cheetah as soon as possible. This move strengthens our position in the logistics sector by incorporating TW & EW’s expertise in general labor and logistics support services, enabling us to streamline operations and create additional value for our stakeholders. With this acquisition, we look forward to delivering enhanced services to both current and future customers.”

About Cheetah Net Supply Chain Service Inc.

Cheetah Net is a provider of logistics and warehousing services, historically associated with the sale of parallel-import vehicles sourced in the U.S. to the PRC market and now focused on transporting a broader range of goods between the U.S. and the People’s Republic of China. Established in 2016 as a dealer of luxury parallel-import vehicles, Cheetah has transitioned toward non-vehicle trade and logistics services in response to market challenges. In February 2024, Cheetah expanded its footprint in the logistics and warehousing industry. Cheetah remains committed to adapting to evolving market conditions and delivering value to its stakeholders through strategic realignment and service expansion.

Forward-Looking Statements

This press release contains certain forward-looking statements, including statements that are predictive in nature. Forward-looking statements are based on the Company’s current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “anticipate,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s filings with the U.S. Securities and Exchange Commission, including its registration statement on Form S-1, as amended, under the caption “Risk Factors.”

For more information, please contact:

Cheetah Net Supply Chain Service Inc.

Investor Relations

(949) 418-7804

ir@cheetah-net.com